Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-135006

May 23, 2007

WELLS FARGO & COMPANY

$72,631,140 Notes Linked to the Common Stock of Apple Inc. due June 1, 2008

Issuer:	Wells Fargo & Company

Title of Securities:	Notes Linked to the Common Stock of Apple Inc. due June 1, 2008

Trade Date:	May 23, 2007

Settlement Date (T+5):	May 31, 2007

Stated Maturity Date:	June 1, 2008

Interest Payments:	Monthly, on the first day of each month, commencing July 1, 2007 (for which the payment will occur on July 2, 2007 since July 1, 2007 is not a business day), at an annual interest rate of 8.00%

Initial Equity Value:	$114.85. The closing price of the common stock of Apple Inc. on May 22, 2007 was $113.54.

Equity Cap Value:	$136.32695, which equals 118.70% of the initial equity value

Valuation Date:	May 23, 2008

Number of Notes:	632,400 Notes

Underwriter:	Lehman Brothers Inc.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (415) 274 5576.